SUBLEASE AGREEMENT (“Sublease” or “Agreement”)

THIS SUBLEASE is made and entered into this March 15, 2013, by and between AVISTAR COMMUNICATIONS CORP.with an address at 1855 S. Grant Street, 4th Floor , San Mateo, California 94402 (“Avistar” or the “Sublessor”) and International Safety Group, Inc. with an address at 2975 Westchester Ave # 114, Purchase, NY 10577 (the “Subtenant”).

W I T N E S S E T H:

WHEREAS, Avistar entered into that certain Lease Agreement, dated December 4, 2006 (the “Master Lease”) with 708 Third Avenue Associates, LLC, successor-in-interest to Clemons Properties Partners LP and the Estate of Leonard Marx, Sr. (collectively, “Landlord”); and

WHEREAS, pursuant to the Master Lease, Landlord leased to Avistarthat certain portion of the 11th Floor in the building commonly known as the Commerce Building and located at 708 Third Avenue, New York, New York (the “Premises”), hereto as Exhibit A; and

WHEREAS, Subtenant desires to sublease the entire Premises from Avistar;

WHEREAS, Avistar has agreed to sublease the Premises to Subtenant upon the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the above recitals and the covenants herein contained, the parties hereto agree as follows:

1.	Term.

A.               Upon the full and complete execution of this Sublease by Avistar, Landlord and Subtenant (the “Commencement Date”), Avistar hereby leases to Subtenant and Subtenant hires from Avistar the Subleased Premises for a term (the “Term”) commencing on the Commencement Date and expiring on March 30, 2017 (“End Date”).

2.	Provisions Constituting Sublease.

A.               This Sublease is subject and subordinate to the Master Lease. Subtenant shall not have any rights under this Sublease that exceed Avistar’s rights as Tenant under the Master Lease. In the event of any conflict between this sublease and the Master Leasethat the terms of this sublease shall prevail.

B.               All of the terms, covenants and conditions of the Master Lease are incorporated herein by reference as if fully set forth herein. Such terms, covenants and conditions shall be applicable to this Sublease with the same force and effect as if Avistar were the landlord under the Master Lease and Subtenant were the tenant thereunder. In case of any default by Subtenant under any of the terms of this Sublease, Avistar shall have all of the rights against Subtenant as would be available to Landlord against Avistar as the tenant under the Master Lease.

C.               Subtenant shall not do any act that (i) constitutes a non-monetary default under the Master Lease, (ii) causes the Master Lease to be terminated, (iii) causes Avistar to become liable for any fees, damages, costs, claims, violations, or penalties to Landlord, or (iv) increase the basic monthly rent or other obligations of Avistar as tenant under the Master Lease, which the base date for any increase shall be June 1, 2014 notwithstanding the earlier date set forth in the Master Lease.

D.               Whenever a provision of the Master Lease incorporated in this Sublease requires or refers to Landlord’s consent or approval, such provision is incorporated in this Sublease, unless provided to the contrary herein, shall be deemed to require or refer to both Landlord’s and Avistar’s consent or approval. In such a case, Subtenant shall submit its request for consent or approval to Avistar. If Avistar’s consent is required hereunder and Avistar determines to grant its consent or approval, or if Avistar’s consent is not required hereunder, Avistar shall forward the request to Landlord for its consent or approval.

3.	Rent.

A.               Rent.For each month of the Term, Subtenant shall timely pay or cause to be paid to Avistarthe rent and electric charges specified in the Sublease Fee & Payment Schedule Table indicated below. Rent and electric charges, due on the first of each month, shall be paid as indicated below. Rent for month 1 shall be paid in conjunction with execution of this Sublease. To the extent Subtenant has not made any payments due hereunder within five (5) days after said amount is due, Subtenant shall pay to Avistar late charges and interest per the terms of the Master Lease. The provisions of this section shall in no way relieve Subtenant of the obligation to make all required payments when due, nor shall these provisions in any way limit Avistar’s remedies under this Sublease.

Sublease Fee and Payment Schedule: assumes Commencement Date of April 1, 2013:

Period/Months *	Monthly Rent	Monthly Electricity	# of Months	Total Rent	Total Electricity	Total Rent + Electricity
Months 1	$22,094	$1,894	1	$22,094	$1,894	$23,988
Months 2 to 4 (Rent-free period)	$0	$1,894	3	$0	$5,681	$5,681
Months 5 to 14	$22,094	$1,894	10	$220,938	$18,938	$239,875
Months 15 to 26	$22,757	$1,894	12	$273,079	$22,725	$295,804
Months 27 to 38	$23,439	$1,894	12	$281,271	$22,725	$303,996
Months 39 to 48	$24,142	$1,894	10	$241,424	$18,938	$260,362

*	from Commencement Date

B.               Rent payable for any period of less than one calendar month shall be pro rated based upon the number of days during such partial month included in the Term out of a thirty-day calendar month.

C.               No Additional Rent – Subtenant shall only be obligated to pay any additional rent or other charges such as real estate taxes (“Taxes”) which are imposed on Avistar under the Master Lease.

D.               Rent payable by Subtenant to Avistar hereunder shall be paid promptly when due, without notice or demand therefore. All Rent shall be paid to Avistar in lawful money of the United States at Avistar’s office, or to such other address as Avistar may from time to time designate by notice to Subtenant. In the event Avistar delays or defaults in the payment of Rent to the Landlord, then the Subtenant shall be authorized to pay Rent directly to the Landlord upon written notice to Avistar.

E.                In addition, it is agreed between the parties as follows: that there will be no additional rent, that the electric charges will remain at $1,894.00 for the duration of the sublease; there will be no operating cost adjustments as set forth in paragraph number (37B) of the Master Lease, or any other additional rent escalations except as set forth herein.

4.	Use of Premises, Furniture and Fixtures.

Subtenant shall lawfully use the Subleased Premises for the Permitted Use as set forth in the Master Lease, provided, however, Avistar and Landlord each acknowledge and agree that Subtenant’s operation of a brokerage business, together with ancillary offices, constitutes a permitted use of the Subleased Premises. During the Term, Subtenant shall have access to all office and conference room furniture, workstations, chairs and tables located within the Premises for Subtenant’s exclusive use at no additional cost. Attached hereto as Exhibit B, and incorporated herein by this reference, is a list of all such furniture, fixtures and equipment that Subtenant has a right to use (“Included FF&E”). Any item not included in Exhibit B shall remain the property of Avistar and Subtenant shall have no rights with respect thereto. At any time during the Term, Avistar may, at its option, assign to Subtenant, all or a portion of such Included FF&E, upon writing.

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5.	Condition of Subleased Premises.

A.               Subtenant has read and understood the provisions of (i) the Master Lease; and (ii) the attached Consent Agreement attached hereto as Exhibit C, and agrees that all applicable terms and conditions of the Master Lease and the Consent Agreement are incorporated into and made a part of this Sublease as if the Subtenant is the Tenant thereunder. Subtenant assumes and agrees to perform the lessee’s obligations under the Master Lease during the Term to the extent that such obligations are applicable to the Premises, except (i) that the obligation to pay rent to Landlord under the Master Lease shall be considered performed by Subtenant to the extent and in the amount rent is paid to Avistar in accordance with Section 3 of this Sublease and (ii) Avistar’s obligations to Landlord under the Section 32 entitled “Security”. Subtenant shall not commit or suffer any act or omission that will violate any of the provisions of the Master Lease. If the Master Lease terminates, this Sublease shall also automatically terminate. Notwithstanding anything else to the contrary, in the event of a termination by Landlord under the Master Lease for partial or total damage, destruction, or condemnation of the Master Premises or the building or project of which the Master Premises are a part, such termination shall not constitute a default or breach of this Agreement by Avistar hereunder.

B.               Subtenant hereby agrees that the Subleased Premises shall be subleased “as is,” except that Avistar hereby represents that the Subleased Premises shall be and remain fully furnished with such office furniture as further described in Exhibit B hereto attached.

6.	Notices

All notices, consents, approvals, demands, requests, instruction or other document (collectively “Notices”) which are required or desired to be given by either party to the other hereunder shall be in writing and, except as otherwise provided for herein, shall be delivered personally , by certified mail, return receipt requested or by overnight delivery via Federal Express or other recognized overnight carrier as follows:

If to Landlord to:
708 Third Avenue Associates, LLC, c/o Marx Realty & Improvement Co., Inc.
708 Third Avenue, 21st Floor
New York, New York 10017
Attn: Claude T. Chandonnet, President & CEO with a copy to:
Glen Rosenberg, Esq. Vice President, General Counsel at the same address

If to Avistar to:
Avistar Communications Corp.
1855 S. Grant Street, 4th Floor
San Mateo, CA 94402

With a copy to:
Rima Vanhill, Director of Contracts
One Palmer Drive
Glen Mills, PA 19342

If to Subtenant to:
International Safety Group, Inc
2975 Westchester Ave # 114
Purchase, NY 10577

With a copy to:
International Safety Group, Inc
708 Third Ave, 11th Floor
New York, NY 10017

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or to such other address as any party hereto hereinafter designates in writing to any other party hereto in accordance with the provisions of this paragraph. Notice shall be deemed effective hereunder as of the date of delivery in the case of personal delivery, or one business day after delivery to the overnight carrier in the case of delivery by overnight carrier, as above.

7.	Assignment and Subletting.

A.               Subtenant shall have no right to assign this Sublease or sublet the premises without the prior written consent of Landlord and Avistar.

B.               The terms of this provision shall apply to each sublease or assignment by Subtenant, and consent to any one sublease or assignment shall not constitute consent to any future subleases or assignments. If this Sublease is assigned or subleased by Subtenant or the Subleased Premises are occupied by any party other than Subtenant, Avistar may, if an uncured default, as specified in the Master Lease, has occurred, collect rent from any such assignees, subtenants or occupants, and pay the net amount collected to the Rent due hereunder. However, no such assignment, subletting, occupancy or collection shall be deemed (i) a waiver of Subtenant’s obligations pursuant to this provision; (ii) the acceptance by Avistar and Landlord of the assignee, subtenant or occupant as a subtenant or assignee hereunder; or (iii) a release of Subtenant from the further performance of any of the terms, covenants and conditions of this Sublease.

8.	Insurance and Indemnification.

Subtenant hereby agrees to indemnify, defend and hold Avistar and any of its guarantors harmless from and against any and all (including with limitation to insurance policies limits in force) costs, claims, actions, causes of action, debts, fines, fees, violations, penalties damages, demands, expenses (including reasonable attorneys’ fees and costs through appeals), injuries, judgments, liabilities, losses and suits, suffered, sustained or incurred by Avistar in connection with or as a result of any accident, act or omission, claim, hazard, injury, violation of any health, zoning, fire, building or safety code, ordinance or regulation, death or damage to person or property occurring in the Premises arising, directly or indirectly, in whole or part, out of the business conducted by Subtenant (or any subsubtenant or assignee of Subtenant) in the Premises, or the use or occupancy of the Premises by Subtenant (or any subsubtenant or assignee), or arising, directly or indirectly, in whole or in part, from any act or omission of Subtenant (or any subsubtenant or assignee) or its licensees, servants, agents, employees or contractors or the breach or default by Subtenant of any term, provision, covenant, or condition contained in this Agreement or the Master Lease which Subtenant, by virtue of its occupancy of the Premises or the provisions of this Sublease, is obligated to perform; except to the extent the damage is due to the gross negligence or willful misconduct of Avistar. Throughout the Term of this Sublease, Subtenant shall provide and maintain in force a comprehensive policy of commercial general liability insurance in standard form for the benefit of, and protection of, Landlord (as well as Merchants’ National Properties, Inc., Marx Realty & Improvement Co., Inc,, CBRE, Inc., and Bank of America, N.A.), Avistar and Subtenant against claims for bodily injury, death or property damage in, upon, about or on the Subleased Premises, written by insurance companies reasonably acceptable to Avistar and Landlord that are authorized to conduct business in the State of New York with limits of liability of not lessthan $3,000,000 per occurrence. This policy must be in place no later than two weeks from the Commencement Date. Avistar shall have the right to review and approve such policy and shall provide a certificate of insurance to Landlord upon approval of same.

9.	Alterations.

All non-structural alterations, installations, additions, changes, improvements or replacements to the Subleased Premises shall be done at Subtenant’s sole cost and expense subject to Avistar’s and the Landlord’s prior written consent, with such consent not to be unreasonably withheld, delayed or conditioned. Avistar shall not withhold, delay or condition its consent to any non-structural, interior alterations, installations, additions, changes, improvements or replacements that do not affect the maintenance or operation of any building systems. No structural alterations shall be permitted.

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10.	Reservation of Rights by Avistar.

This Sublease shall not convey all of Avistar’s right, title and interest in and under the Master Lease, but shall convey only the Subleased Premises as described herein on the terms and conditions of this Sublease. Avistar reserves all other rights in, to and under the Master Lease unto itself with respect to the Avistar Premises.

11.	Repair and Maintenance, Services and Utilities.

Subtenant shall be responsible for, and shall maintain the Premises and shall make all repairs thereto and all maintenance thereof to keep the Premises in good order and repair in accordance with the requirements of Tenants under the Master Lease. Subtenant shall be responsible to procure at its expense all permits and licenses pertaining to Subtenant’s use of the Premises; and Subtenant shall comply with all rules and regulations governing the use and occupancy of the Premises now existing or hereafter promulgated by Landlord pursuant to the Master Lease.

Avistar’s obligations for the provision of electricity, water and utility services to Subtenant shall be as provided for by Landlord to Avistar under Master Lease Section 27. Throughout the Sublease Term, Subtenant agrees to pay for all:

a)                   Charges by public or private utilities for telephone and data networking equipment within the Premises; and, if Subtenant requires utility services not required under the Master Lease to be provided by Landlord without charge, charges for such additional utility usage within the Premises.

b)                   Any special services requested from time to time by Subtenant, and all sums payable, if any, (without limitation) under the Master Lease for such special services.

c)                   Any repairs and maintenance to the Premises in accordance with the Master Lease.

d)                   Any charges accrued by Subtenant as a result of Subtenant’s HVAC or freight elevator use outside of the Building’s normal operating hours, which charges shall be determined by Landlord per the Master Lease. Charges for HVAC are $308/hour and charges for the freight elevator are $394/hour, both for a minimum of 4-hours. All arrangments, including payment arrangements, for use of HVAC or freight elevator by Subtenant must be made directly with Landlord (Landlord’s designated building manager).

12.	Surrender.

Upon the End Date, or if, at any time prior to expiration of the Term, this Sublease shall be terminated as a result of Subtenant’s default hereunder or otherwise, Subtenant shall immediately quit and surrender up to Avistar possession of the Premises, in a broom-clean condition and in good order and repair, ordinary wear and tear excepted, and Subtenant shall remove all of its personal property therefore in accordance with and subject to the terms of the Master Lease. If such removal shall injure or damage the Premises, Subtenant, at its expense, agrees to make repairs needed as a result of the installation and subsequent removal in good and workmanlike fashion. All alterations, additions and improvements made by or on behalf of Subtenant, and not otherwise removed by Subtenant, shall at Avistar’s election become Avistar’s property without compensation, allowance or credit to Subtenant. Subtenant agrees to indemnify and save Avistar harmless from and against any and all loss, cost, expense or liability (including reasonable attorneys’ fees) resulting from the failure of, or the delay by, Subtenant in surrendering the premises on or before the expiration date, including, without limitation, any claims made by Landlord or any succeeding Subtenant due to, or arising from, such failure.

13.	Broker.

The parties represent and warrant to each other that neither has utilized the services of any broker in connection with the consummation of this Sublease, except for Helmsley Spears LLC on behalf of Subtenant and Cushman & Wakefield, Inc. on behalf of Avistar. All broker’s commissions shall be paid by Avistar.

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14.	Landlord’s Consent.

By executing this Sublease in counterpart, the Landlord hereby acknowledges its consent and approval of this Sublease and the provisions hereof in favor of the Subtenant.

15.	Entire Agreement.

This Sublease constitutes the entire understanding between the parties hereto concerning the subject matter hereof, and may not be altered, amended or otherwise changed or modified except in a writing signed by all parties. This paragraph may not be orally modified.

16.	Construction.

This Sublease is to be deemed to have been prepared jointly by the parties hereto. If any inconsistency or ambiguity exists herein, it shall not be interpreted against any party, but according to the application of rules of interpretation of contracts.

17.	Counterparts.

This Sublease may be executed in any number of counterparts, each of which shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument.

18.	Binding.

This Sublease shall inure to the benefit of, be enforceable by, and bind the parties hereto and their respective heirs, executors, successors, assigns.

19.	Headings.

The Article headings contained herein are for convenience only, and shall not in any way affect the interpretation or enforceability of any provisions of this Sublease.

20.	Quiet Enjoyment.

Avistar warrants and represents to Subtenant that Avistar has the full right and authority to execute this Sublease. On paying Rent and observing and keeping all covenants, agreements and conditions of this Sublease, the Subtenant shall peacefully and quietly have, hold and enjoy the Subleased Premises throughout the Term without any hindrance from Avistar or any one claiming by, or through, Avistar.

21.	Governing Law.

The parties hereby agree that this Sublease shall be governed by the substantive laws of the State of New York. Both parties hereby consent to the jurisdiction of the courts of the State of New York, with venue in New York County, with regard to any proceeding arising out of or concerning this sublease agreement.

22.	Severability.

If any part of this Sublease is void or otherwise invalid and, hence, unenforceable, such invalid or void portion shall be deemed to be separate and severable from the other portions of this Sublease, and the other portions shall be given full force and effect as though said void and invalid portions or provisions had never been a part of this Sublease.

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23.	Defined Terms.

Except as otherwise indicated herein, all defined terms shall have the same meaning as in the Master Lease. Further, all references herein to Landlord shall include its successors and assigns.

24.	Security.

Upon execution of this Sublease Agreement, in addition to the first month’s rent, Subtenant shall have delivered to Avistar a cash deposit in the amount of $95,950 (“Security”)for the faithful performance and observance by Subtenant of the terms, provisions and conditions of this Sublease; it is agreed that in the event Subtenant defaults in respect of any of the terms, provisions and conditions of this Sublease, including, but not limited to, the payment of rent and additional rent (“Default”), beyond any applicable grace or cure period, Avistar may use, apply or retain the whole or any part of the security so deposited to the extent required for the payment of any rent and additional rent or any other sum as to which Subtenant is in default or for any sum which Avistar may expend or may be required to expend by reason of Subtenant’s default in respect of any of the terms, covenants and conditions of this Sublease, including, but not limited to, any damages or deficiency in the reletting of the Premises, whether such damages or deficiency accrued before or after summary proceedings or other re-entry by Landlord. In the event of such application, Subtenant must deposit with Avistar an amount equal to the amount of the original security deposit minus the amount applied to cure Subtenant’s default immediately on notice from Avistar of the nature and amount of such application. Provided Subtenant is not then in Default, and has not previously been in Default, the Security shall be reduced to $47,975 from month 24 onwards. Said security deposit shall be maintained in a New York City attorney’s escrow account and shall not be withdrawn except on (7) days notice to Subtenant. Subtenant shall be noticed by Avistar within 30 days of any notice of default in the payment of rent or additional rent received by the Avistar from the Landlord.

SIGNATURE PAGE FOLLOWS

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IN WITNESS WHEREOF, Avistar and Subtenant have executed this Sublease as of the day and year first above written.

AVISTAR COMMUNICATIONS CORP.

By:	/s/ Elias Murray Metzger
Name:	Elias Murray Metzger
Title:	CFO

SUBTENANT:

By:	/s/ Michael R. Gianatasio
Name:	Michael R. Gianatasio
Title:	CEO

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EXHIBIT A attached to and forming part of SUBLEASE dated March 15, 2013 see attached page

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EXHIBIT B attached to and forming part of SUBLEASE dated March 15, 2013

Listing of Included FF&E (Furniture, Fixtures and Equipment)
Reception Desk – 1
Cubes – 6
Conference Room Table – 1
Conference room chairs – 11
Tv’s in conference room – 2
End table in conference room – 1
Pantry chairs – 3
Tables in pantry – 2
Refrigerator and Microwave – 1
Corner office meeting table – 1
Reception couches – 3
Table in reception – 1
Desks – 18
Chairs – 33
Credenza in partner office – 1
IT Room Racks

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EXHIBIT C attached to and forming part of SUBLEASE dated March 15, 2013

See attached pages

708 Third Avenue Associates, LLC

c/o Marx Realty & Improvement Co., Inc.

708 Third Avenue | New York, New York 10017

As of March 20, 2013

Sublandlord, Avistar Communications Corp.

Avistar Communications Corp.
1855 S. Grant Street
4th Floor
San Mateo, California 94402

Subtenant, International Safety Group, Inc.

International Safety Group, Inc.
2975 Westchester Avenue
#114
Purchase, New York 10577

RE:	CONSENT TO SUBLEASE

“Building”:	708 Third Avenue, New York, New York

“Premises”	Suite 1100

“Subleased Premises”:	The entirety of the Premises

“Landlord”:	708 Third Avenue Associates, LLC, successor-in-interest to Clemons Properties Partners, L.P. and the Estate of Leonard Marx, Sr.

“Sublandlord”:	Avistar Communications Corp.

“Subtenant”:	International Safety Group, Inc.

“Lease”:	Lease dated as of December 4, 2006, by and between Landlord, and Sublandlord, as tenant, and as the same may hereafter be amended, modified, extended or restated from time to time.

“Sublease”:	Sublease dated as of March 15, 2013 between Sublandlord and Subtenant, as attached hereto, as same may be amended, modified, extended or restated from time to time, as may be permitted hereunder.

Sublease Expiration Date:	March 30, 2017

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Ladies/Gentlemen:

You have requested Landlord’s consent to the sublease of the Subleased Premises. Such consent is hereby granted on the terms and conditions, and in reliance upon the representations and warranties, set forth in this letter (this “Agreement”).

1.	Sublandlord represents and warrants to Landlord that (a) the Lease is in full force and effect; (b) the Lease has not been assigned, encumbered, modified, extended or supplemented; (c) Sublandlord knows of no defense or counterclaim to the enforcement of the Lease; (d) to Sublandlord’s knowledge, Sublandlord is not entitled to any reduction, offset or abatement of the rent payable under the Lease; (e) Sublandlord is not in default of any of its obligations or covenants beyond the expiration of any applicable notice and grace periods and is not in breach of any of its representations or warranties, under the Lease; (f) Landlord has paid all amounts and to Sublandlord’s knowledge, performed all work required to be paid or performed under the Lease in connection with the initial occupancy of the Premises under the Lease; and (g) to Sublandlord’s knowledge, Landlord is not in default of any of its obligations or covenants under the Lease.Sublandlord further represents and warrants to Landlord that the Limited Personal Guaranty of G. Burnett, dated December 4, 2006, remains in full force and effect for the Premises (including the Subleased Premises) and that neither this Agreement nor the Sublease shall operate to release or waive any of the terms or conditions of the Limited Personal Guaranty of G. Burnett, dated December 4, 2006.

2.	Sublandlord and Subtenant each represents and warrants to Landlord that (a) the Sublease constitutes the complete agreement between Sublandlord and Subtenant with respect to the subject matter thereof; (b) a true and complete copy of the Sublease is attached hereto as Exhibit A ; (c) no rent or other consideration is being paid to Sublandlord by Subtenant for the Sublease or for the use, sale or rental of Sublandlord’s fixtures, leasehold improvements, equipment, furniture or other personal property except as set forth in the Sublease; and (d) the Subleased Premises shall be used for office purposes only as set forth in the Lease, and Subtenant represents and warrants that it shall not utilize the Subleased Premises or any of the Building services over and above that of a standard office tenant.

3.	The Sublease shall be subject and subordinate to the Lease and this Agreement. Neither Sublandlord nor Subtenant shall take, permit or suffer any action which would violate the provisions of the Lease or this Agreement.

4.	Intentionally Deleted.

5.	Intentionally Deleted.

6.	Intentionally Deleted.

7.	Landlord’s obligations to Sublandlord are governed only by the Lease and this Agreement. Landlord’s obligations to Subtenant are only as expressly provided in this Agreement. Landlord shall not be bound or estopped by any provision of the Sublease, including any provision purporting to impose any obligations upon Landlord (except as provided in Paragraph 8 of this Agreement). Nothing contained herein shall be construed as a consent to, approval of, or ratification by Landlord of, any of the particular provisions of the Sublease or any plan or drawing referred to or contained therein (except as may be expressly approved herein). Landlord has not reviewed or approved any provision of the Sublease. Notwithstanding anything to the contrary contained in the Sublease, the term of the Sublease shall end no later than the day that is one day prior to the Expiration Date (as defined in the Lease), or March 31, 2017.

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8.	If Sublandlord or Subtenant violates any of the terms of this Agreement, or if any representation by Sublandlord or Subtenant in this Agreement is untrue in any material respect, or if Subtenant takes any action which would constitute a default under the Lease after the giving of notice and the expiration of any grace period required under the Lease, then Landlord may declare the Lease to be in default and avail itself of all remedies provided at law or equity or in the Lease with respect to defaults.

9.	Subject to the provisions of Paragraph 10 of this Agreement, if the Lease is terminated prior to the stated expiration date provided therein, the Sublease shall likewise terminate on the date of such termination. In connection with such termination, Subtenant, at its sole expense, shall surrender the Subleased Premises to Landlord in the manner provided for in the Lease, including the removal of all its personal property from the Subleased Premises and from any part of the Building to which it is not otherwise entitled to occupancy and repair all resulting damage to the Subleased Premises and the Building. Except as otherwise provided in the Lease, Landlord shall have the right to retain any property and personal effects which remain in the Subleased Premises or the Building on the date of termination of the Sublease, without any obligation or liability to Subtenant, and to retain any net proceeds realized from the sale thereof, without waiving Landlord’s rights with respect to any default by Sublandlord under the Lease or Subtenant under the foregoing provisions of this paragraph and the provisions of the Lease and the Sublease. If Subtenant shall fail to vacate and surrender the Subleased Premises in accordance with the provisions of this paragraph, Landlord shall be entitled to all of the rights and remedies which are available to a landlord against a tenant holding over after the expiration of a term, and any such holding over shall be deemed a default under the Lease and a holding over by Sublandlord with respect to the entire Premises under the Lease. In addition, Subtenant agrees that it will not seek, and it expressly waives any right to seek, any stay of the prosecution of, or the execution of any judgment awarded in, any action by Landlord to recover possession of the Subleased Premises. This paragraph shall survive the earlier termination of the Lease and the Sublease.

10.	If the Lease is terminated before the stated expiration date of the Sublease, and if Landlord or any other party then entitled to possession of the Subleased Premises so notifies Subtenant, Subtenant, shall either (i) immediately quit and surrender possession of the Premises, or (ii) attorn to Landlord or any such party for the remainder of the stated term of the Sublease under all the terms and conditions of the Sublease, except that the fixed rent and any additional rent ( including electricity, taxes and other additional rent charges) payable by Subtenant to Landlord pursuant to the Lease (collectively, the “Rent”) shall be the Rent set forth in the Lease. The party to whom Subtenantattorns shall, under such circumstances, agree not to disturb Subtenant in its use and enjoyment of the Subleased Premises, provided Subtenant performs all of its obligations under the Sublease (except as provided above). Such party shall not be required to honor or credit Subtenant for (a) any payments of rent made to Sublandlord for more than one month in advance or for any other payment owing by, or on deposit with, Sublandlord for the credit of Subtenant, (b) any obligation to perform any work or make any payment to Subtenantpursuant to a work letter, the Sublease or otherwise, (c) any security deposit not in Landlord’s actual possession, (d) any obligation of, or liability resulting from any act or omission of, Sublandlord, (e) any amendment of the Sublease not expressly consented to by Landlord, or (f) any defenses, abatements, reductions, counterclaims or offsets assertable against Sublandlord. This provision is self-operative upon demand for attornment, whether or not, as a matter of law, the Sublease may terminate upon the expiration or termination of the term of the Lease. Subtenant, however, agrees to give Landlord or such other party, on request, an instrument acknowledging an attornment according to these terms. No attornment pursuant to this paragraph shall be deemed a waiver or impairment of Landlord’s rights under the Sublease to pursue any remedy not inconsistent with such attornment. In the event of such election by Landlord or such other party, Sublandlord shall deliver to Landlord or such other party any security deposit which Sublandlord is then holding under the Sublease.

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11.	Sublandlord and Subtenant, jointly and severally, agree to indemnify Landlord (708 Third Avenue Associates, LLC), Merchants’ National Properties, Inc., Marx Realty & Improvement Co., Inc., CBRE, Inc. and Bank of America, N.A. against, and hold them harmless from (including with limitation to insurance policy limits in force), all reasonable costs, damages and expenses, including reasonable attorneys’ fees and disbursements, arising out of any claims for brokerage commissions, finders fees or other compensation by reason of any person or entity claiming to have dealt with Sublandlord or Subtenant in connection with the Sublease or procuring possession of the Subleased Premises. Sublandlord and Subtenant, at their sole expense, may defend any such claim and settle any such claim at their expense, but only Landlord may approve the text of any stipulation, settlement agreement, consent order, judgment or decree entered into on its behalf, when required. The provisions of this Paragraph 11 shall survive the expiration or sooner termination of the Sublease.

12.	Sublandlord and Subtenant, jointly and severally, agree to indemnify Landlord (708 Third Avenue Associates, LLC), Merchants’ National Properties, Inc., Marx Realty & Improvement Co., Inc., CBRE, Inc. and Bank of America, N.A. against, and hold them harmless from any and all (including with limitation to insurance policy limits in force) losses, costs, expenses, claims and liabilities including, but not limited to, reasonable counsel fees, arising from any accident, injury or damage caused by Sublandlord or Subtenant to any person or entity or to the property of any person or entity and occurring during the term of the Sublease in or about the Subleased Premises. If any proceeding is brought against Landlord by reason of any such claim, Sublandlord and Subtenant, jointly and severally, shall be responsible for Landlord’s reasonable costs and expenses (including, with limitation to insurance policy limits in force, reasonable attorneys’ fees and expenses) incurred in connection therewith. If any action or proceeding is brought against Landlord by reason of any such claims, Sublandlord and/or Subtenant, upon written notice from Landlord, shall, at Sublandlord’s and Subtenant’s sole cost and expense, resist or defend such action or proceeding, but may not settle any such claim without Landlord’s prior written approval. The provisions of this Paragraph 12 shall survive the expiration or earlier termination of the term of the Sublease or the Lease. The indemnity and any right granted to Landlord pursuant to this paragraph shall be in addition to, and in limitation of insurance policy limits in force, Landlord’s rights under the Lease or Sublease. Subtenant shall name: Landlord (708 Third Avenue Associates, LLC), Merchants’ National Properties, Marx Realty & Improvement Co., Inc., CBRE, Inc. and Bank of America, N.A.all as additional insureds on all liability insurance policies.

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13.	Landlord’s consent to the Sublease does not include consent to any modification, supplement or amendment of the Sublease, or to any Sublease of the Sublease or further subletting of the Subleased Premises, each of which requires Landlord’s prior written consent. If Sublandlord or Subtenant desires Landlord’s consent to any such other action it must specifically and separately request such consent. Sublandlord shall give Landlord prompt written notice if the Sublease terminates prior to its stated term.

14.	Neither the execution and delivery of this Agreement or the Sublease, nor any acceptance of rent or other consideration from Subtenant by Landlord or Landlord’s agent shall operate to waive, modify, impair, release or in any manner affect Sublandlord’s liability or obligations under the Lease or Subtenant’s liability or obligations under the Sublease. Sublandlord and Subtenant each agrees that any additional services requested and authorized by Subtenant and further authorized by Sublandlord, and the charges for such additional services that are assessed by Landlord constitute additional rent payable under the Sublease.

15.	If there shall be any conflict or inconsistency between the terms, covenants and conditions of this Agreement or the Lease and the Sublease, then the terms, covenants and conditions of this Agreement or the Lease shall prevail. If there shall be any conflict or inconsistency between this Agreement and the Lease, then the terms, covenants and conditions of this Agreement shall prevail.

16.	The Lease and this Agreement constitute the entire agreement of the parties with respect to Landlord’s consent to the Sublease. This Agreement may not be changed except in writing signed by each party hereto.

17.	All statements, notices and other communications given pursuant to this Agreement must be in writing and must be delivered as provided in the Lease, addressed to Landlord and Sublandlord at its address set forth above and to Subtenant at the Subleased Premises, or at such other address as any party may designate upon not less than 10 days prior notice given in accordance with this paragraph.

18.	Landlord’s rights and remedies under this Agreement shall be in addition to every other right or remedy available to it under the Lease, at law, in equity or otherwise and Landlord shall be able to assert its rights and remedies at the same time as, before, or after its assertion of any other right or remedy to which it is entitled without in any way diminishing such other rights or remedies. The invalidity or unenforceability of any provision of this Agreement shall not impair the validity and enforceability of any other provision of this Agreement.

19.	This Agreement shall bind and inure to the benefit of the parties and their respective successors and assigns, except that it shall not inure to the benefit of any successor or assign of Sublandlord or Subtenant whose status was acquired in violation of the Lease or this Agreement.

20.	Each of Landlord, Sublandlord, and Subtenant represents that it is duly authorized to execute and deliver this Agreement on its respective behalf, and that each of Landlord, Sublandlord and Subtenant has full power and authority to enter into this Agreement.

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21.	This Agreement will be construed and governed by New York law. Sublandlord and Subtenant each consents to the personal and subject matter jurisdiction of the courts of the State of New York, with venue in New York County.

22.	This Agreement may be executed in counterparts, each of which shall be deemed an original, and all such counterparts shall together constitute one and the same instrument.

23.	Upon execution of this Agreement, Sublandlord agrees that it shall pay to Landlord a fee in the amount of $2,500.00 in connection with and related to the preparation and execution of this Agreement.

24.	EACH OF THE PARTIES HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ITS RIGHT TO A JURY TRIAL IN ANY CAUSE OF ACTION ARISING OUT OF, OR RELATING TO, THIS AGREEMENT.

[SIGNATURE PAGE TO FOLLOW]

Please acknowledge your agreement to the terms and conditions of this Agreement by signing the copy of this Agreement enclosed herewith and returning it to the Landlord. You may consider Landlord’s consent to be effective upon your receipt of a fully executed copy of this Agreement.

Very truly yours,

708 Third Avenue Associates, LLC

By: Merchants’ National Properties Inc., Manager

By:	/s/ Claude T. Chandonnet
Name:	Claude T. Chandonnet
Title:	President and CEO

Agreed and Consented to by:

Avistar Communications Corp. Sublandlord		International Safety Group, Inc. Subtenant

By:	/s/ Elias Murray Metzger	By:	/s/ Michael R. Gianatasio
Name:	Elias Murray Metzger	Name:	Michael R. Gianatasio
Title:	C.F.O	Title:	C.E.O
EIN:	88-0463156	EIN:	99-0363913

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